Exhibit 5.1

Goodwin Procter LLP 100 Northern Avenue Boston, MA 02210 goodwinlaw.com +1 617 570 1000

October 5, 2021

Cano Health, Inc.

9725 NW 117th Avenue, Suite 200

Miami, FL 33178

Re:	Securities Registered under Registration Statement on Form S-1

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-1 (file no. 333-258736) (as amended or supplemented, the “Registration Statement”) with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration by Cano Health, Inc., a Delaware corporation (the “Company”), of (i) the offer and sale from time to time by the selling securityholders covered by the Registration Statement (the “Selling Securityholders”) of up to 75,335,383 shares (the “Selling Securityholder Shares”) of Class A common stock, par value $0.0001 per share, of the Company (“Class A Common Stock”) and (ii) the issuance by the Company of up to 75,335,383 shares of Class A Common Stock (the “Exchange Shares”) issuable upon the exchange of an equal number of common units of Primary Care (ITC) Intermediate Holdings, LLC (“PCIH”) (together with the cancellation of the same number of shares of Class B common stock, par value $0.0001 per share, of the Company (“Class B Common Stock” and, together with Class A Common Stock, “Common Stock”)) in accordance with PCIH’s Second Amended and Restated Limited Liability Company Agreement (the “LLC Agreement”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company. For purposes of the opinion set forth in numbered paragraph 2, we have assumed that before the Exchange Shares are issued, the Company does not issue shares of Common Stock or reduce the total number of shares of Common Stock that the Company is authorized to issue under its certificate of incorporation such that the number of unissued shares of Common Stock authorized under the Company’s certificate of incorporation is less than the number of the Exchange Shares.

The opinions set forth below are limited to the Delaware General Corporation Law.

Based on the foregoing, and subject to the additional qualifications set forth below, we are of the opinion that:

1. The Selling Securityholder Shares have been duly authorized and validly issued and are fully paid and non-assessable.

2. The Exchange Shares, when and if issued upon the exchange of common units of PCIH (and the cancellation of Class B Common Stock) in accordance with the LLC Agreement, will have been duly authorized and will be validly issued, fully paid and non-assessable.

The opinions expressed above are subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity.

This opinion letter and the opinions it contains shall be interpreted in accordance with the Core Opinion Principles as published in 74 Business Lawyer 815 (Summer 2019).

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP
GOODWIN PROCTER LLP